UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2008

DJO Finance LLC

(Exact name of registrant as specified in its charter)

Delaware	333-142188	20-5653965
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1430 Decision Street

Vista, CA 92081

(Address of principal executive offices, including zip code)

(760) 727-1280

(Registrant’s telephone number including area code)

N/A

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                   Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2008, the Board of Directors of DJO Incorporated (the “Company”), the Parent of DJO Finance, LLC, approved a resolution to increase the number of directors on the Parent’s Board of Directors to eight persons and to elect Phillip J. Hildebrand as a member of Parent’s Board of Directors, with the increase in the size of the Board and the commencement of Mr. Hildebrand’s term to be effective as of January 1, 2009.

Mr. Hildebrand serves as President, Chief Executive Officer and a director of HealthMarkets, Inc., a company in which an affiliate of The Blackstone Group owns a 54.8% equity interest.  An affiliate of The Blackstone Group owns substantially all of the capital stock of DJO Incorporated. Mr. Hildebrand is also Chairman, President and Chief Executive Officer of The MEGA Life and Health Insurance Company, Mid-West National Life Insurance Company of Tennessee, The Chesapeake Life Insurance Company and Fidelity First Insurance Company.

Mr. Hildebrand has not been appointed to any Committee of the Board of Directors and at the time of this report no decision has been made to appoint him to a Board Committee.  Except for Mr. Hildebrand’s positions with HealthMarkets, Inc., there are no arrangements or understandings between Mr. Hildebrand and any other persons pursuant to which Mr. Hildebrand was selected as a director.  Since January 1, 2007, there have been no transactions, and there are no currently proposed transactions, to which the the Parent or Company or any of Parent’s subsidiaries was or is to be a party in which Mr. Hildebrand had, or will have, a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

DJO FINANCE LLC
Date: December 10, 2008
	By:	/s/ Donald M. Roberts
	Name:	Donald M. Roberts
	Title:	Executive Vice President, General Counsel
and Secretary